Exhibit 5.2

February 12, 2008

Chiquita Brands International, Inc.

250 E. Fifth St.

Cincinnati, OH 45202

Re:	Chiquita Brands International, Inc
Convertible Note Offering

Ladies and Gentlemen:

We have acted as special New Jersey counsel to Chiquita Brands International, Inc., a New Jersey corporation (the “Company”), in connection with the Company’s authorization for issuance and sale of an aggregate of $200,000,000 principal amount of the Company’s 4.25% Convertible Senior Notes due 2016 (the “Notes”), which Notes are convertible into shares of common stock (the “Shares”), par value $0.01 per share, of the Company’s Common Stock, par value $.01 per share (the “Common Stock”). The Notes and the Shares have been registered under the Company’s Registration Statement on Form S-3, No. 333-123181 (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have examined and relied upon copies of the following documents (collectively, the “Documents”): (1) the Registration Statement; (2) the prospectus supplement dated February 6, 2008 relating to the Notes and the Shares; (3) the Third Restated Certificate of Incorporation of the Company (the “Charter”), certified as of a recent date by the Department of the Treasury of the State of New Jersey; (4) the bylaws of the Company, as amended to the date hereof; (5) resolutions adopted by the Board of Directors of the Company on January 27, 2008, as certified by an Assistant Secretary of the Company on January 28, 2008 as being complete, accurate and in effect; (6) resolutions adopted by the Pricing Committee of the Board of Directors of the Company on February 6, 2008, as certified by an Assistant Secretary of the Company on February 8, 2008 as being complete, accurate and in effect; (7) a specimen certificate evidencing the Common Stock, and (8) such other documents and records of the Company, and such certificates of officers or other representatives of the Company and matters as we have deemed necessary or appropriate to express the opinion set forth in this letter, subject to the assumptions, limitations and qualifications stated herein.

Chiquita Brands International, Inc.

February 12, 2008

In expressing the opinion set forth below, we have assumed, and so far as is known to us there are no facts inconsistent with, the following: (1) each individual executing any of the Documents is legally competent to do so; (2) each individual executing any of the Documents on behalf of a party (other than the Company), is duly authorized to do so; (3) each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and such party’s obligations set forth therein are legal, valid and binding; and (4) all Documents submitted to us as originals are authentic; all Documents submitted to us as certified or photostatic copies conform to the original documents; all signatures on all such Documents are genuine; all public records reviewed or relied upon by us or on our behalf are true and complete; all statements and information contained in the Documents and in the factual representations to us by officers of the Company are true and complete; and, there are no oral or written modifications or amendments to the Documents, by action or conduct of the parties or otherwise.

For the purposes of the opinions set forth below, we have assumed that (1) the Registration Statement has become effective under the Securities Act and such effectiveness shall not have been terminated or rescinded; (2) the prospectus supplement dated February 4, 2008 and the prospectus pricing supplement dated February 6, 2008 have been prepared and filed under the Securities Act describing the terms of such Notes and the Shares offered thereby complying with all applicable laws; (3) all applicable provisions of the “Blue Sky” and securities laws of the various states and other jurisdictions in which the Notes and Shares may be offered and sold shall have been complied with; (4) the certificates evidencing the Shares will be manually signed by one of the authorized officers of the transfer agent and registrar for the Common Stock and registered by such transfer agent and registrar and will conform to the specimen certificate examined by us evidencing the Common Stock; and (5) none of the terms of the Notes, nor the issuance and delivery of the Notes, nor the compliance by the Company with the terms of the Notes will violate any applicable law or will result in a violation of any provision of any instrument or agreement then binding upon the Company, or any restriction imposed by any court or governmental body having jurisdiction over the Company.

We express no opinion as to the laws of any jurisdiction other than the laws of the State of New Jersey.

Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, we are of the opinion that the Shares initially issuable upon conversion of the Notes have been duly authorized for issuance, and when issued upon conversion of the Notes in accordance with their terms, will be validly issued, fully paid and non-assessable.

Chiquita Brands International, Inc.

February 12, 2008

We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

We hereby consent to the reference to our firm under the Section “Legal Matters” in the prospectus supplement included in the Registration Statement and to the filing of this opinion as Exhibit 5.1 to the Company’s Current Report on Form 8-K. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act.

Very truly yours,

McCARTER & ENGLISH, LLP